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   SPECIMEN - NOT AN OFFFICIAL FILING

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THIS SUBMISSION WILL TEST THE ACCEPTANCE OF A FILING
WITH THREE DOCUMENTS AND FOUR EXHIBITS.


DOCUMENT NUMBER 1